Exhibit 12.1

Statement of Calculation of Ratios of Earnings to Fixed Charges

		As of December 31,
(In millions, except ratios)	September 30, 2011	2010	2009	2008	2007	2006
Earnings
Income from continuing operations before income tax	$459.4	$644.5	$935.2	$1,275.7	$1,098.7	$907.3
Fixed charges deducted from income from continuing operations	125.1	26.6	25.6	26.2	36.3	39.2
Amortization of capitalized interest	3.6	4.5	2.6	2.3	2.2	1.9

Less:
Income from continuing operations before income tax attributable to noncontrolling interests	(4.2)	(6.2)	(4.2)	(5.1)	(5.9)	(5.6)
Interest capitalized	(63.5)	(21.3)	(20.9)	(21.6)	(30.4)	(18.9)

	520.4	648.1	938.3	1,277.5	1,100.9	923.9
Fixed Charges
Interest on indebtedness, including amortization of deferred loan costs	54.5	—	—	—	1.9	16.5
Estimated interest within rental expense	7.1	5.3	4.7	4.6	4.0	3.8

Fixed charges deducted from income from continuing operations	61.6	5.3	4.7	4.6	5.9	20.3
Interest capitalized	63.5	21.3	20.9	21.6	30.4	18.9

Total	$125.1	$26.6	$25.6	$26.2	$36.3	$39.2

Earnings to Fixed Charges	4.2	24.4	36.7	48.8	30.3	23.6